Exhibit 23.3

SHINE MEDIA ACQUISITION CORP.

September 13, 2005

ZenithOptimedia

900 Huaihai Zhong Road, Shanghai, P.R. China, 200020

Atten:	Teresa Cheng, Executive General Manager

BY FAX: +86 (21) 54654394

Re:	Consent to being named in registration statement

Ladies and Gentlemen:

This letter agreement (“Consent Letter”) is being delivered to you in connection with Amendment No. 1 to the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Shine Media Acquisition Corp. (the “Company”) with the Securities and Exchange Commission, which relates to the Company’s initial public offering. The Company requests your consent to be named in the Registration Statement as the source for the factual information and projections included on Exhibit A hereto and to be named as an expert in the Registration Statement with respect to those statements.

Please acknowledge your consent to the foregoing by signing this Consent Letter in the space provided below and faxing it to the attention of the undersigned at the Company (fax number:                         ).

Very truly yours, SHINE MEDIA ACQUISITION CORP.

By:	/S/ DAVID Y. CHEN
	Name:	David Y. Chen
	Title:	Chairman, Chief Executive Officer and President

ACKNOWLEDGED AND CONSENTED: ZENITHOPTIMEDIA

BY:	/S/ TERESA CHENG
	Name:	Teresa Cheng
	Title:	Executive General Manager

Exhibit A

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According to ZenithOptimedia’s April 2005 Advertising Expenditure Forecasts, the advertising sector of the media and advertising industry in China is the largest in Asia excluding Japan, and is expected to grow at a compound annual growth rate that exceeds the rest of Asia, the United States and Europe.

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•	Largest Market in Asia Excluding Japan. According to ZenithOptimedia’s April 2005 Advertising Expenditure Forecasts, advertising spending in China totaled $7.7 billion in 2003 and $9.0 billion in 2004, with projected spending of $10.5 billion in 2005, making it the largest advertising market in Asia excluding Japan.

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•	High Growth Rate. According to ZenithOptimedia’s April 2005 Advertising Expenditure Forecasts, advertising spending in China grew 20.8% between 2002 and 2003, and 18.0% between 2003 and 2004 compared to the average worldwide growth rate of 2.9% and 7.5%, respectively, making it one of the fastest growing advertising markets in the world during that period.

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According to ZenithOptimedia’s April 2005 Advertising Expenditure Forecasts, China’s advertising market in terms of advertising spending is expected to remain the largest in Asia excluding Japan through at least 2007.

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According to ZenithOptimedia’s April 2005 Advertising Expenditure Forecasts, advertising spending in China is expected to increase to $14.2 billion in 2007 from $7.7 billion in 2003, a compound annual growth rate of 16.7% from 2003 to 2007, compared to 7.3%, 5.4% and 5.0%, respectively, for Asia, the United States and Europe over the same time period.

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According to ZenithOptimedia’s April 2005 Advertising Expenditure Forecasts, China’s GDP is projected to grow by 10.2%, 9.7% and 8.9% in 2005, 2006 and 2007, respectively.

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The following table sets forth advertising spending per capita and as a percentage of GDP for the countries and regions indicated for 2003:

	Advertising Spending
Country/Region	Per Capita	As a Percentage of GDP
	(U.S. dollars)
China	$6	0.5%
Asia(1) Weighted Average	$23	0.8%
South Korea	$142	1.1%
Hong Kong	$262	1.2%
Japan	$284	0.8%
United Kingdom	$288	1.0%
United States	$518	1.4%

(1)	Asia includes Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, New Zealand, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: ZenithOptimedia Advertising Expenditure Forecasts, April 2005.

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